Filed pursuant to Rule 424(b)(3)
File No. 333-239925

CPG COOPER SQUARE INTERNATIONAL EQUITY, LLC

Supplement to the Prospectus
and Statement of Additional Information

March 2021

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Class A Units

Class I Units

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The information set forth below supplements and supersedes any contrary information contained in the Prospectus and Statement of Additional Information ("SAI"), each dated October 1, 2020, of CPG Cooper Square International Equity, LLC (the "Fund"). Prospective Investors are urged to read carefully the Fund's Prospectus and Limited Liability Company Agreement, as amended and restated from time to time. The Prospectus and SAI are published on the Fund's website (http://www.coopersquarefund.com). The SAI also is available upon request and without charge by writing the Fund at its principal office, or by calling (collect) (212) 317-9200.

Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Prospectus. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund's Investor Certificate.

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The Adviser has moved to a new principal office located at 500 Fifth Avenue, 31st Floor, New York, New York 10110. Accordingly, all references in the Prospectus and SAI to the offices of the Fund and the Adviser are deleted in their entirety and replaced with the foregoing address. The office telephone number remains (212) 317-9200.